EXHIBIT 11(b)

                          Independent Auditors' Consent


     We consent to the incorporation by reference in this Post-Effective Amendment No. 23 to the Registration Statement (1933 Act File No. 2-81915) of The Wright Managed Income Trust of our report on the financial statements of the Wright U.S. Treasury Fund, Wright Near Term Bond Fund and Wright Current Income Fund dated January 30, 1998, related to the Funds referenced above, and of our report dated January 30, 1998, relating to U.S. Treasury Portfolio, U.S. Treasury Near Term Portfolio and Current Income Portfolio, which reports are included in the Annual Report to shareholders for the year ended December 31, 1997, which are incorporated by reference in the Statement of Additional Information which is part of such Registration Statement.

     We also consent to the reference to our firm under the caption "Financial Highlights" in the Prospectus and under the caption "Financial Statements" in the Statement of Additional Information of the Registration Statement.


/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP

Boston, Massachusetts
April 28, 1998